FRANKLIN FUND ALLOCATOR SERIES

 on behalf of its series

Franklin Conservative Allocation Fund

Franklin Moderate Allocation Fund

Franklin Growth Allocation Fund

AMENDED AND RESTATED

INVESTMENT MANAGEMENT and ASSET ALLOCATION AGREEMENT

This INVESTMENT MANAGEMENT and ASSET ALLOCATION AGREEMENT (“Agreement”), dated as of December 29, 2017, is made between FRANKLIN FUND ALLOCATOR SERIES, a Delaware statutory trust (the “Trust”), on behalf of each of its series named above (the “Funds”), and FRANKLIN ADVISERS, INC., a California corporation (the “Adviser”), and amends and restates the prior Amended and Restated Investment Advisory and Asset Allocation Agreement between the Trust, on behalf of the Funds, and the Adviser, dated as of May 1, 2013.

WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statements under the 1940 Act and the Securities Act of 1933, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory, administrative and other services for the Funds; and,

WHEREAS, the investment policies of each Fund contemplate that the Fund seek to achieve its investment objectives through investment of the Fund’s assets in a number of asset classes and, consequently, each Fund will require the provision of asset allocation services, as well as traditional investment advisory services; and

WHEREAS, each Fund currently intends to invest its assets primarily in one or more available investment companies in the Franklin Templeton Group of Funds, although each Fund is also permitted to and may invest some or all of its assets directly in non-investment company securities; and

WHEREAS, the parties hereto have agreed to the respective fees for asset allocation, investment advisory and administrative services as described below; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), is engaged in the business of rendering asset allocation, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Funds.

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

# 3245740  v. 2

1.              Employment of the Adviser.  The Trust hereby employs the Adviser to provide asset allocation services to the Funds, to manage the investment and reinvestment of the Funds’ assets in investment company and non-investment company securities, to administer certain aspects of their affairs, and to provide or procure, as applicable, the administrative and other services described in Section 2.H. of this Agreement, as may be supplemented from time to time, subject to the direction of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Funds or the Trust in any way or otherwise be deemed an agent of the Funds or the Trust.

2.              Obligations of and Services to be Provided by the Adviser.  The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.             Asset Allocation Services.  The Adviser shall, subject to and in accordance with the investment objectives and policies of each Fund and any directions which the Trust’s Board may issue from time to time, (i) manage the allocation of each Fund’s assets as between different asset classes, which may include but are not be limited to domestic equity, international, fixed income, gold and cash; and (ii) consistent with those allocation decisions, select the amount, if any, to be invested by each Fund in either the Franklin Templeton Funds available for purchase by such Funds to it or such other securities as are consistent with each Fund’s investment objectives and policies.

B.             Investment Advisory Services.  The Adviser shall manage each Fund’s assets subject to and in accordance with the investment objectives and policies of each Fund and any directions which the Trust’s Board may issue from time to time. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of each Fund’s assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same.

C.             This subsection 2.C applies only to any assets of the Funds which are not invested in investment company securities.

(a)            The Adviser, subject to and in accordance with any directions which the Board may issue from time to time, shall place, in the name of each Fund, orders for the execution of each Fund’s securities transactions. When placing such orders, the Adviser shall seek to obtain the best net price and execution for each Fund, but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to one or more Funds and the Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board determines that the affected Funds will benefit, directly or indirectly, by doing so, the Adviser may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e) (3) of the Securities Exchange Act of 1934) provided by that broker.

Accordingly, the Trust and the Adviser agree that the Adviser shall select brokers for the execution of each Fund’s transactions from among:

(i)             Those brokers and dealers who provide quotations and other services to the Fund, specifically including the quotations necessary to determine the Fund’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

(ii)           Those brokers and dealers who supply research, statistical and other data to the Adviser or its affiliates which the Adviser or its affiliates may lawfully and appropriately use in their investment advisory capacities, which relate directly to securities, actual or potential, of the Fund, or which place the Adviser in a better position to make decisions in connection with the management of the Fund’s assets and securities, whether or not such data may also be useful to the Adviser and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

(b)           When the Adviser has determined that a Fund should tender securities pursuant to a “tender offer solicitation,” Franklin/Templeton Distributors, Inc. (“Distributors”) shall be designated as the “tendering dealer” so long as it is legally permitted to act in such capacity under the federal securities laws and rules thereunder and the rules of any securities exchange or association of which Distributors may be a member. Neither the Adviser nor Distributors shall be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the Financial Industry Regulatory Authority) as of the date of this Agreement. This Agreement shall not obligate the Adviser or Distributors (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Trust on behalf of the affected Fund shall enter into an agreement with the Adviser and/or Distributors to reimburse them for all such expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

(c)            The Adviser shall render regular reports to the Trust, not more frequently than quarterly, of how much total brokerage business has been placed by the Adviser, on behalf of each Fund, with brokers falling into each of the categories referred to above and the manner in which the allocation has been accomplished.

(d)           The Adviser agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Adviser’s paramount duty to obtain the best net price and execution for each Fund.

D.             This subsection 2.D applies to any assets of the Funds which are invested in investment company securities. Orders for the purchase or sale of investment company securities shall be placed directly with Franklin/Templeton Distributors, Inc.

E.             The Adviser shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board and at such other times as may be reasonably requested by the Board, of (i) decisions made with respect to the allocation of each Fund’s assets; (ii) to the extent each Fund’s assets are invested in investment companies in the Franklin Templeton Group of Funds, decisions made with respect to purchases and sales of such funds within the specific asset classes; (iii) to the extent that any portion of a Fund’s assets is invested directly in non-investment company securities, decisions made with respect to purchase and sale of non-investment company securities; (iv) the reasons for such decisions; and (v) the extent to which those decisions have been implemented.

F.              The Adviser shall be responsible for determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to each Fund’s investment company and non-investment company securities shall be exercised.

G.             Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials. The Adviser, its officers and employees will make available and provide accounting and statistical information required by each Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

H.             Administrative Services. The Adviser agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to each Fund to the extent that any such services are not otherwise provided by any sub-adviser or other service provider to a Fund:  (a) providing office space, equipment and supplies appropriate for the effective administration of the Fund as contemplated in this Agreement; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the Fund; (d) supervising preparation of periodic reports to Fund shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the Fund’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the Fund; (i) preparing and filing of domestic and foreign tax reports and monitoring the Fund’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Fund’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the Fund; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

            Nothing in this Agreement shall obligate the Trust or a Fund to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Adviser or its affiliates. Nothing in this Agreement shall obligate the Adviser to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of a Fund.

I.               Other Obligations and Services.  The Adviser shall make its officers and employees available to the Board and officers of the Trust for consultation and discussions regarding the administration and management of each Fund and its investment activities.

J.               Delegation of Services. The Adviser may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act (“Sub-Advisers”) to perform, and thereby delegates to any such Sub-Adviser, some of the services for the Franklin Conservative Allocation Fund (the “Conservative Allocation Fund”) for which it is responsible under Sections 2.A., 2.B. and 2.C. of this Agreement or as the Adviser may otherwise determine to be necessary or appropriate to seek to implement the Conservative Allocation Fund’s investment goals and strategies, subject to the approval of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and the approval of the Conservative Allocation Fund’s shareholders, if required.  The Adviser will compensate any Sub-Adviser for its services to the Conservative Allocation Fund.  The Adviser will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Conservative Allocation Fund’s investment policies and restrictions. The Adviser may also terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Conservative Allocation Fund’s shareholders, if any is required, is obtained. Notwithstanding any delegation pursuant to this paragraph, the Adviser will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Conservative Allocation Fund. The Adviser will also retain sole responsibility for all services described in Sections 2.A., 2.B. and 2.C. of this Agreement and not expressly delegated to one or more Sub-Advisers.

The Adviser may, at its expense, also delegate to one or more entities some or all of the services for a Fund for which the Adviser is responsible under Section 2.H. of this Agreement. The Adviser will be responsible for the compensation, if any, of any such entities for such services to a Fund, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Adviser will continue to have responsibility and liability for all such services provided to a Fund under this Agreement and will supervise each delegate in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

3.              Expenses of the Fund.  It is understood that each Fund will pay all of its own expenses other than those expressly assumed by the Adviser herein, which expenses payable by the Fund shall include, without limitation:

A.             Fees and expenses paid to the Adviser as provided herein;

B.             Expenses of all audits by independent public accountants;

C.             Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of its shares;

D.             Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

E.             Salaries and other compensations of executive officers of the Trust who are not officers, directors, stockholders or employees of the Adviser or its affiliates;

F.              Taxes levied against the Fund;

G.             Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund;

H.             Costs, including the interest expense, of borrowing money;

I.               Costs incident to meetings of the Board and shareholders of the Fund, reports to the Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund’s and the Trust’s legal existence;

J.               Legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

K.             Board members’ fees and expenses to Board members who are not directors, officers, employees or stockholders of the Adviser or any of its affiliates;

L.             Costs and expense of registering and maintaining the registration of the Fund and its shares under federal and any applicable state laws; including the printing and mailing of prospectuses to its shareholders;

M.            Trade association dues; and

N.             The Fund’s pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums.

4.              Compensation of the Adviser.  The Adviser shall receive no fee for any services under this Agreement, except for the Asset Allocation Services described in subsection 2.A., above.  Each Fund shall pay an asset allocation fee in cash to the Adviser based upon a percentage of the value of the Fund’s net assets, calculated as set forth below, as compensation for asset allocation services rendered assumed by the Adviser, during the preceding month, on the first business day of the month in each year.

A.             For purposes of calculating such fee, the value of the net assets of each Fund shall be determined in the same manner as that Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information. The rate of the asset allocation fee payable by the Fund shall be calculated daily at the following annual rate:

0.25% of the Fund’s average daily net assets

B.             The fee payable by a Fund shall be reduced or eliminated to the extent that Distributors has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith. The Adviser may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Adviser shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth herein.

C.             If this Agreement is terminated prior to the end of any month, the accrued asset allocation fee shall be paid to the date of termination.

5.              Activities of the Adviser.  The services of the Adviser to each Fund hereunder are not to be deemed exclusive, and the Adviser and any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Agreement and Declaration of Trust, the By-Laws of the Trust, and Section 10(a) of the 1940 Act, it is understood that Board members, officers, agents and shareholders of the Trust are or may be interested in the Adviser or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Adviser or its affiliates are or may be interested in the Trust as Board members, officers, agents, shareholders or otherwise; that the Adviser or its affiliates may be interested in each Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

6.              Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records.  In performing the services set forth in this Agreement, the Adviser:

                        A.           shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Board, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

                        B.           will make available to the Trust, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Adviser’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

7.              Liabilities of the Adviser.

A.             In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or any Fund or to any shareholder of any Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by any Fund.

B.             Notwithstanding the foregoing, the Adviser agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Adviser or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Adviser or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Board; or, (ii) is within the control of the Adviser or any of its affiliates or any of their officers, directors, employees or stockholders. The Adviser shall not be obligated pursuant to the provisions of this Subparagraph 7.B., to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Adviser or any of its affiliates from the sale of his shares of the Adviser, or similar matters. So long as this Agreement is in effect, the Adviser shall pay to the Trust the amount due for expenses subject to this Subparagraph 7.B. within 30 days after a bill or statement has been received by the Adviser therefor. This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Adviser or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

C.             No provision of this Agreement shall be construed to protect any Board member or officer of the Trust, or director or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

8.              Renewal and Termination.

A.             This Agreement shall become effective on the date written below and shall continue in effect for one (1) year thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of each Fund or by a vote of the Board, and (ii) by a vote of a majority of the Board members who are not parties to the Agreement (other than as Board members) or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on the Agreement.

B.             This Agreement:

(i)             may at any time be terminated as to a Fund without the payment of any penalty either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser;
(ii)           shall immediately terminate as to a Fund with respect to the Fund in the event of its assignment; and
(iii)         may be terminated as to a Fund by the Adviser on 60 days’ written notice to the Fund.

C.             As used in this Paragraph the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

D.             Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

9.              Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.           Limitation of Liability.  Each party acknowledges and agrees that all obligations of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to a Fund, are binding only with respect to the assets of the particular Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to a Fund, shall be discharged only out of the assets of the particular Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Adviser shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on December 29, 2017.

FRANKLIN FUND ALLOCATOR SERIES

on behalf of Franklin Conservative Allocation Fund

Franklin Moderate Allocation Fund

Franklin Growth Allocation Fund

By:  /s/STEVEN J. GRAY

          Steven J. Gray

Title: Vice President and Co-Secretary

FRANKLIN ADVISERS, INC.

By: /s/EDWARD D. PERKS

           Edward D. Perks

Title:  President